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                                                                    EXHIBIT 23.1



                              ACCOUNTANTS' CONSENT



The Board of Directors
Chad Therapeutics, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-93734) on Form S-8 of Chad Therapeutics, Inc. of our report dated May 7, 1999, relating to the balance sheets of Chad Therapeutics, Inc. as of March 31, 1999 and 1998, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1999, which report appears in the March 31, 1999, annual report on Form 10-K of Chad Therapeutics, Inc.


KPMG LLP


Los Angeles, California
June 21, 1999